Exhibit 10.1

NINTH AMENDMENT OF LEASE

This Ninth Amendment of Lease is made as of November 17, 2010 by and between Bobson 333 LLC, a Massachusetts limited liability company (“Lessor”), and ImmunoGen, Inc., a Massachusetts corporation (“Lessee”).

WHEREAS, Lessor is the successor landlord and Lessee is the successor tenant under that certain Lease dated June 21, 1988, as amended (collectively, the “Lease”) relating to approximately 43,850 net rentable square feet of space (the “Leased Premises”) in the South Building located at 333 Providence Highway, Norwood, Massachusetts (the “Property”), as more fully described in the Lease and shown on the “Lease Plan for Bobson Realty #321-333 Providence Highway, Norwood, MA, dated June 12, 2003” attached hereto;

WHEREAS, Lessor and Lessee wish to extend the term of the Lease, and amend certain other terms therein as provided herein;

NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration and in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned parties unto the other, the parties hereby agree to further amend the Lease as follows:

1.                                      The Expiration Date of the current term of the Lease shall be extended from June 30, 2011 to June 30, 2018 (the “Expiration Date”).

2.                                      The Yearly Fixed Rent, also known as the Base Rent, shall be as follows:

a)                                     From the date hereof through June 30, 2011, at an annualized rate of $824,750.00 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $68,729.00;

b)                                     From July 1, 2011 through June 30, 2013, at an annualized rate of $745,450.00 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $62,120.83;

c)                                      From July 1, 2013 through June 30, 2015, at an annualized rate of $767,375.00 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $63,947.92; and

d)                                     From July 1, 2015 through June 30, 2018, at an annualized rate of $789,300.00 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $65,775.00.

3.                                      Lessee shall have the option to extend the term of this Lease for one additional 5-year (five year) period by notifying Lessor in writing at least 180 days before the Expiration Date.  If properly exercised, the Lease Extension Term shall commence on July 1, 2018 and end on June 30, 2023 (the “Extension Term”).  During the Extension Term, the Yearly Fixed Rent, also known as the Base Rent, shall be at an annualized rate of $920,850.00 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $76,737.50.

Lessee’s right to extend the term of this Lease for the Extension Term is expressly conditioned upon Lessee not being in default of its payment and performance obligations under this Lease (after the expiration of any applicable grace or cure period), both at the time it exercises its option to extend the term and at the commencement of the Extension Term.  During the Extension Term, all other terms of the Lease shall remain in full force and effect.  This extension option shall be Lessee’s sole extension and/or renewal option under the Lease.

4.                                      Provided that Lessee is not in default of its payment and performance obligations under this Lease (after the expiration of any applicable grace or cure period) at the time it receives Lessor’s Notice of RoFO Premises (as defined below), and subject to the  rights of any existing tenant then occupying the applicable RoFO Premises, Lessee shall have an ongoing right of first offer to lease any space that becomes available in the North Building (the “RoFO Premises”) of the Property, subject to the following terms and conditions:

Before Lessor offers to lease the RoFO Premises at any time, in whole or in part, to a third party, Lessor shall offer to lease such space to Lessee in writing (“Lessor’s Notice of RoFO Premises”). Lessee shall then have thirty (30) days from receipt of Lessor’s Notice of RoFO Premises to accept the terms and conditions of Lessor’s Notice of RoFO Premises by notifying Lessor, in writing, of its intent to lease the RoFO Premises on said terms and conditions.  The Annual Fixed Rent for the RoFO Premises during the term shall be calculated at the same per square foot rate as the Annual Fixed Rent for Lessee’s existing Premises. All other non-economic terms and conditions shall apply, except that Lessee’s pro rata share for real estate taxes and common area charges, and for Lessee’s parking allocation, shall be increased to reflect the addition of the applicable RoFO Premises.   The RoFO Premises shall be delivered in compliance with all applicable laws and regulations, with all systems in good working condition, broom clean and free of all debris and personal property

If Lessee does not so notify Lessor of its intent to lease the RoFO Premises designated in Lessor’s Notice of RoFO Premises within said thirty (30) day period, then Lessor shall be free to lease said RoFO Premises to a third party; provided that if Lessor fails to execute a lease agreement with a third party upon substantially the same economic terms and conditions as those set forth in Lessor’s Notice of RoFO Premises within one hundred eighty (180) days after the expiration of said thirty (30) day period, Lessor shall be required to send Lessee another Lessor’s Notice of RoFO Premises with respect to said RoFO Premises.

5.                                      All capitalized terms used herein shall have the same meaning as set forth in the Lease, unless otherwise defined herein.

6.                                      Each party represents and warrants to the other that it has not dealt with any broker or finder in connection with the consummation of the transactions contemplated by this Ninth Amendment, and in the event of any brokerage claim against either party predicated upon an allegation that the other party involved a broker or finder in the transaction, the other party shall exonerate, indemnify and hold harmless the party against whom the claim is made from and against all loss, cost, damage and expense (including reasonable attorneys’ fees) incurred in connection with such claim.

7.                                      Lessee hereby represents and warrants to Lessor that: (a) the Lease is in full force and effect; and (b) to the best of Lessee’s knowledge, the Lessor is not in default in the performance of or compliance with any provision of the Lease and Lessee has no claim, nor knowledge of any state of facts that, with the giving of notice or the passage of time, or both, would give rise to a claim, against Lessor for any default by Lessor under the Lease.

8.                                      The Lease is hereby ratified and confirmed in its entirety and, except as modified and amended hereby, shall remain unmodified and in full force and effect.

Executed as a sealed instrument as of the date first written above.

LESSOR:

Bobson 333 LLC, a Massachusetts limited liability company

By:	/s/ James H. Mitchell
James H. Mitchell its Manager, and not individually

LESSEE:
ImmunoGen, Inc., a Massachusetts corporation

By:	/s/ Daniel M. Junius
Daniel M. Junius, its President,
duly authorized

By:	/s/ Gregory D. Perry
Gregory D. Perry, its Treasurer,
duly authorized